SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

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October 19, 2004

Date of Report (Date of earliest event reported):

C. R. BARD, INC.
(Exact Name of Registrant as Specified in Charter)

New Jersey	001-6926	22-1454160
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

730 Central Avenue Murray Hill, New Jersey		07974
(Address of Principal Executive Office)		(Zip Code)

(908) 277-8000
(Registrant's Telephone Number, Including Area Code)

ITEM 2.02 Results of Operations and Financial Condition.

The following information, including the attached exhibit, is being furnished pursuant to Item 2.02.

On October 19, 2004, C. R. Bard, Inc. announced in a webcast supplemental disclosures related to the company's earnings and other financial results for its third quarter ended September 30, 2004. Information reflecting the substance of the supplemental disclosures is attached as Exhibit 99 and is incorporated by reference in this Item 2.02. These supplemental disclosures should be read in conjunction with the company's Form 8-K furnished to the SEC on October 20, 2004, including as an exhibit the company's press release announcing its earnings and other financial results for its third quarter ended September 30, 2004.

ITEM 9.01 Financial Statements and Exhibits

c) Exhibits

Exhibit Number

99 Supplemental Disclosures (This exhibit is furnished not filed.)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C. R. BARD, INC.

By: Todd C. Schermerhorn /s/

Name: Todd C. Schermerhorn

Title: Senior Vice President and Chief Financial Officer

October 25, 2004

Exhibit 99

The transcript has been edited for clarity, where appropriate

Event Transcript

C. R. Bard, Inc.

Q3 2004 Earnings Conference Call

Event Date/Time: October 19, 2004/5:00 p.m.

Event Duration: 48 minutes

Corporate Participants

Timothy M. Ring

C. R. Bard, Inc. - Chairman and CEO

John H. Weiland

C. R. Bard, Inc. - President and COO

Todd C. Schermerhorn

C. R. Bard, Inc. - Senior Vice President and CFO

Charles P. Grom

C. R. Bard, Inc. - Vice President and Controller

Eric J. Shick

C. R. Bard, Inc. - Vice President, Investor Relations

You are reminded that Bard's management will be discussing some forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Please refer to the Cautionary Statement regarding forward-looking information in Bard's June 30, 2004 10-Q, including disclosure of the factors that could cause actual results to differ materially from those expressed or implied. Management will also be referring to net sales on a constant currency basis and other non-GAAP measures during this call. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are provided on the company's website at www.crbard.com. Please also note that all information that is not historical is given only as of October 19, 2004 and the company undertakes no responsibility to update any information.

Introduction

Timothy M. Ring - C. R. Bard, Inc. - Chairman and CEO

Welcome to Bard's 3rd quarter 2004 earnings conference call. We appreciate all of you taking the time to listen-in today. We expect the presentation component of this call to last no longer than 20 minutes.

Our discussions today will go as follows.

I will begin with an overview of the 3rd quarter 2004.

John Weiland, our President and Chief Operating Officer, will review 3rd quarter product-line revenue.

Todd Schermerhorn, our Senior Vice President and Chief Financial Officer will review the 3rd quarter income statement and balance sheet as well as our expectations for the 4th quarter.

After the financial review, I will touch briefly on our new product pipeline.

And, lastly, we will initiate Q&A.

Presentation

Overview of Third Quarter Results

Timothy M. Ring - C. R. Bard, Inc. - Chairman and CEO

Third quarter 2004 net sales totaled $421.9 million. This represents an increase of 17% over the third quarter of 2003. Currency impact this quarter versus Q3, 03 was favorable by 190 basis points. On a constant currency basis, the third quarter net sales increase was 15%.

In the U.S., third quarter net sales totaled $298.6 million, an increase of 15% over prior year. Outside of the U.S., net sales were $123.3 million, which is an increase of 20% and 13% on a reported and constant currency basis, respectively.

Turning to the P&L, all our comments on this call, regarding earnings per share figures, will reflect the Company's 2-for-1 stock split that became effective after the close of the market on May 28 this year.

Net income for the 3rd quarter was $102.4 million and diluted earnings per share were 95 cents, up 99% and 94% respectively over the same period in the prior year. Included in these results were certain items that increased income by $33.8 million, after tax, or 31 cents per diluted share. The primary item was a gain of $44.9 million or $30.8 million, after tax, related to the previously announced sale of certain assets of our Endoscopic Technologies Division. Additionally, we had two small items that added together total $3.0MM after tax.

We believe that excluding these items provides additional meaningful information about the comparability of our results of operations between periods. Excluding these items, 3rd quarter 2004 net income and diluted earnings per share were $68.6 million and 64 cents, up 33% percent and 31% percent, respectively, over the same period in the prior year.

Again, we were very pleased with the level of growth generated in all our geographies this quarter. U.S. sales are up 15% while Europe growth was 21% as reported or 12% percent in constant currency. Japan sales increased by 16% this quarter and in our other international markets we grew at approximately 20% as reported and 15% on a constant currency basis. So, overall, nice balance across our geographies.

From a product perspective, vascular and oncology sales continued to be quite strong again this quarter, while our urology and surgery businesses both grew a bit above our guidance for the year.

Last year's expansion of our U.S. sales force, along with increased stability resulting from lower levels of voluntary sales force turnover, are continuing to have a positive impact. We have now commenced a further expansion of roughly 100 sales reps globally, including about 60 in the U.S. versus total additions of roughly 50, in '03. We have used a process similar to the one we used in 2003 to determine where to deploy the new reps in terms of product lines and geographies. We are confident in the benefits of this approach. Aside from the obvious benefits of a larger sales force, we see specific strategic value in having more feet on the street to generate more rapid exposure for our new products.

We didn't close on any acquisitions in the 3rd quarter although we have already completed a small deal in October. In our usual tuck-in fashion, we acquired substantially all of the assets related to a unique, proprietary, closed suction catheter system from Sorenson Medical, Inc. This product is used to clear secretions from endotracheal tubes and will complement our long-term strategy for infection control related to ventilator associated pneumonia.

While I'm on the topic of business development, let me also talk about the divestiture we closed, as of September 30. I'm sure most of you saw the announcement that we sold certain assets associated with our endoscopic technologies business, which we report in the GI category. The related products generated revenue of roughly $54MM in 2003 and $46MM for the 9 months ended 9/30/04 and represents less than 4% of our total current revenue. The deal excluded our enteral feeding and endoscopic suturing product lines.

In the past, we have talked about periodically assessing our businesses and product lines to determine how they fit into our overall strategy and growth profile. This transaction was a result of that process.

We are clearly happy with our performance for the third quarter as we continue to execute our growth strategy. I am very pleased with the way our organization has risen to all its challenges while running our very dynamic business. Although we have now had 4 consecutive quarters of double-digit revenue growth, we are still in transition, establishing our new performance range and consistency.

As I said last quarter, I think that 15% constant currency revenue growth is on the high side of where we can perform going forward, at least for the foreseeable future. In the coming quarters we will be up against tougher comps as we start to measure against these past 4 quarters of acceleration and our increased R&D investments continue to work their way through the pipeline. So don't start thinking of us as a 15% revenue growth company, our objective continues to be a double-digit growth company and, remember, that starts at 10%.

We continue to believe that our operating leverage is a key strength of Bard and our P&L management. That was evidenced by our strong gross margin - which topped 60% for the first time in our history as a public company - and excellent controls in our core SG&A spending.

We will give you additional perspective at our annual analyst meeting in New York City at 4:00 on December 15 when we give our '05 guidance and discuss more about our new product pipeline. Todd will cover our guidance for the 4th quarter in a few minutes.

I will now turn the discussion over to John Weiland, who will review product line revenue.

Product Line Review

John H. Weiland - C. R. Bard, Inc. President and COO

Good afternoon. As usual before I start, I need to remind you about how we look at our business in terms of revenue growth. We believe that, when discussing our product line results, eliminating the effect of changes in foreign exchange, which has a non-operating impact, provides the most meaningful measure of the core health of our various franchises. So, as we walk through our sales results, please note that all percentage growth data will be given in constant currency, unless specifically noted otherwise.

Vascular Products

Total net sales for the 3rd quarter in this category were 99.4 million dollars , which represents an increase of 25% over the prior year quarter, (28% as reported.) The U.S. experienced 32% growth in the quarter while our international business grew 18%.

Graft product sales this quarter were up 8%. Our Distaflo® peripheral graft and Venaflo™ dialysis graft continue to be the performance highlights in this category. Growth in graft products this quarter was again boosted by OEM sales, which can be highly cyclical and which had another strong quarter. Excluding the impact of OEM, the category grew 4%.

The EP business was up 5% for Q3 helped by a strong performance internationally.

Our Endovascular products, which are 57% of the vascular category, had another terrific quarter, growing at 44%. Sales in the U.S. were up 65% while sales OUS were up 23%. Peripheral PTA catheters were up 58% on the strong performance of our Conquest™ as well as our new Atlas™ balloon catheters. Launched in the second quarter, Atlas™ is our larger diameter version of the very successful high pressure Conquest™. Our self-expanding stents grew 57% in the 3rd quarter on the continued strength of both our expanded Luminexx™ stent line and our PTFE-encapsulated Fluency® stent graft. Vena cava filters grew 97%.

Finally, our biopsy product line grew at 20% for the quarter reflecting the impact of our new Vacora vacuum assisted biopsy device in combination with our new dedicated biopsy sales team.

Urology Products

Total net sales for the 3rd quarter 2004 were 124.7 million dollars, an increase of 8% over 3rd quarter 2003 (or, 10% as reported.) The U.S. business, which was 73% of worldwide sales, grew at 8%, with International up 9%.

Our basic drainage business, which is 63% of total urology, grew 7% for the 3rd quarter. Sales in the U.S., which are 72% of the global total, grew 7%. Sales outside the U.S. were up 7% over Q3 last year. Our Bardex® I.C. infection control catheter continued its strong and steady performance with growth of 15% in the U.S.

Sales in Urological specialties were up 5% in Q3 versus the prior year. The majority of our revenue here comes from brachtherapy, which was also up 5% for the quarter. While seed pricing remains an issue, we are pleased to see case volume continue to grow. Of particular highlight here is the success of our new SourceLink™ delivery system. Strategically, we have been very focused on acquiring or developing unique and proprietary, valued added products to further differentiate us in this space, and the SourceLink™ system does just that. 25% of our Brachytherapy seed sales are in proprietary and custom products and that figure is growing every quarter.

Our continence business had a very strong quarter increasing 22% globally. This was driven by our innovative lineup of surgical continence products, which posted a great performance with 62% growth. Our new Pelvilace™ TVT sling and Pelvisoft® biomesh product for pelvic floor repair, both introduced in the 1st quarter, again were strong contributors. This is a reflection of the strength of our core technology in these high potential markets for the treatment of female incontinence and vaginal prolapse. Growth in this category was offset to a lesser extent this quarter by continued weakness in the Contigen product line.

Oncology Products

Total net sales in this category were 101.8 million dollars, representing an increase of 16% over the 3rd quarter of 2003, (18% as reported. ) Geographically, sales were up 18% in the U.S. and 13% in the international markets.

Our specialty access business, which is about three quarters of total oncology sales, posted another strong performance in the 3rd quarter with a global sales increase of 20%. Our dialysis line was up 22% in Q3, on the continuing strength of our Hemosplit® catheter. Keep in mind that we launched Hemosplit® in late June last year and it got off to a very strong start - so a tougher comp is reflected in the 22% growth this quarter vs. 42% in the 2nd quarter and these comps will continue to get tougher. Implanted ports continued their solid performance with growth of 18%. Growth in our PICC line was 33% this quarter with a healthy contribution from our new Power PICC.

Our G.I. business grew 6% globally in the 3rd quarter with double digit international growth offset by low single digit growth in the U.S.

Surgical Specialties

Surgical Specialties global sales increased 13%, (14% as reported,) over the 3rd quarter last year to 78.1 million dollars. Sales in the U.S., which were 80% of the total, were up 14% for the quarter while internationally we grew 11%.

Soft tissue repair products grew 15% for the 3rd quarter. Our proprietary Perfix® Plug and Kugel® patch continue to drive our solid sales in groin hernia products while our Ventralex® and Composix Kugel® products for ventral repairs continue to generate strong growth in this category. Our international business continues to contribute some nice growth, up 17%.

Our Salute® hernia repair fixation system, acquired last quarter is off to a terrific start selling in line with our expectations in the 1st quarter out of the gate - and we believe we were pretty aggressive in forecasting this opportunity. This device is a terrific clinical complement to our leadership position and strong call point presence in the hernia repair market - a great example of our tuck-in acquisition strategy at work.

This concludes the net sales discussion. I will now turn you over to Todd Schermerhorn.

Financial Review

Todd C. Schermerhorn - C. R. Bard, Inc. Senior VP and CFO

Let's take a look at the company's 3rd quarter consolidated statement of income starting with gross profit margins, which we define as net sales less cost of goods sold. Actual gross profit of $253.8 million was up 23% over the prior year's figure of $207.1 million. As a percent of sales, 3rd quarter gross profit of 60.2% was 300 basis points ahead of prior year and up 80 basis points sequentially from Q2. The components of the increase continue to be heavily weighted towards cost improvements and volume leverage. However, mix and currency have also impacted us positively this quarter.

SG&A expenses were $130.8 million this quarter, representing 31.0% of sales, in line with our annual guidance and up only $300,000 in absolute terms from last quarter. As Tim mentioned, we continue to do a good job controlling core spending. We'd expect any volatility in SG&A to be driven by our investment agenda which is, of course, highly discretionary.

Along these lines, we expect SG&A, as a percentage of sales, to increase in Q4 as we roll out the next phase of our sales force expansion. We plan on moving pretty quickly here with its implementation so we think SG&A will be in the low 32's as a percentage of sales in Q4 - very similar to the change we saw in Q4 last year. This is reflected in the EPS guidance I'll give you shortly.

R&D expenditures of $28.6 million represent a 32% increase over the prior year's R&D expenditures of $21.6 million. As a percentage of sales our investment has increased from Q3 last year by 80 basis points to 6.8%. There were no in-process R&D charges this quarter. In general, the spending levels this quarter are what we'd describe as "organic".

Interest expense of $3.4 million for the 3rd quarter is up slightly from $3.2 million in the 3rd quarter 2003.

In the third quarter, our reported tax rate was 27.7%, due to the impact of the certain items Tim discussed earlier. The remainder of our income was taxed at a rate of 26.5%, consistent with our guidance.

Weighted average diluted shares outstanding for the quarter was 107.4 million. The company repurchased 550,000 shares during the 3rd quarter. We continue to expect to be a buyer of our stock from time to time.

The balance sheet as of September 30, 2004, reflects cash and short-term investments of $496.2 million, versus $450.2 million at June 30 2004. Net accounts receivable were $269.6 million, reflecting 57.5 Days, which is up a couple of days from the end of Q2 Inventory net of reserves was $150.2 million as of September 30, 2004, representing 89.1 days Capital expenditures totaled about $21 million this quarter as we continue to track to spend right in the range of our 2004 guidance of $80MM for the year. On the liability side, debt decreased $60.9 million from June 30th reflecting the impact of the divestiture this quarter. Debt to total capital at the end of the 3rd quarter was about 11%. Total shareholder investment was $1.271 billion at September 30, 2004. We continue to be pleased with the overall health of our balance sheet.

Now let's turn to guidance for Q4 starting with net sales growth in constant FX. Despite the fact that we saw another 15% quarter in Q3, we will see slightly declining revenue growth in Q4, mainly as a result of the more difficult comps, so our guidance is in the 10- 13% range for net sales growth, on a constant currency basis, in the fourth quarter, excluding the endoscopic divestiture, of course - still comfortably in double digits, in line with our goal.

For EPS, we are guiding $0.61 for Q4. Again, largely driven by our investment agenda and most notably the sales force expansion.

As is customary, I refer you to Bard's June 30, 2004 Form 10-Q and specifically to our disclosure regarding forward-looking statements and non-GAAP measures. I will now turn you back over to Tim Ring for an update on some of our new products.

New Product Update

Timothy M. Ring - C. R. Bard, Inc. Chairman and CEO

I'm going to give you a brief update on some of the key new products and projects we have been tracking on this call.

Let me start with an update of the impact of the products we have been highlighting from a growth standpoint. Our Conquest™ PTA balloon catheter, Fluency® stent graft, Hemosplit® dialysis catheter, Ventralex® hernia patch and Recovery® vena cava filter together represent an annual run rate of $107MM in the 3rd quarter, up 136% over the 3rd quarter of 2003. These products had shown growth of over 400 and 200 percent respectively in Q1 and Q2 of this year.

Of the major ongoing projects we have been discussing, our 2600 patient anti-infection endotracheal tube trial continues to progress nicely. We are in the process of expanding the number of centers from 40 to 60.

Our RF mesh, A-Fib ablation catheter project continues to progress. We are awaiting approval of our U.S. IDE. We've completed site selection and are working to initiate our multi-center European clinical trial.

For our AV Access stent graft project, we have completed the follow-up to the clinical trial and are targeting a PMA submission in the first half of next year.

We are continuing with enrollment for our Luminexx™ stent iliac trial. The first interim analysis is complete and the second is anticipated to be done this quarter. Overall, this trial is progressing nicely.

For the Uryx™ urethral bulking agent project, the PMA is still under review so, at this point, we anticipate that commercialization could occur in the first half of 2005. This assumes, as we've noted in the past, that we exercise our option to purchase the technology.

That concludes our presentation, I will now turn the call back to our moderator to facilitate the Q&A session and then make some closing remarks before we end the call.

Question and Answer Session

Milton Hsu - Bear, Stearns & Company - Analyst

Hi everyone. Two questions here. Tim, I know you mentioned in your remarks you'll be talking about new products at the analysts meeting. But just for now, can you give us a sense of in what divisions your new products will be in January, if you happen to launch them then? You launched about four, five, key new products this past year. What can we look forward to in vascular and maybe the surgery division?

Timothy Ring - C.R. Bard, Inc. - Chairman, CEO

We'll get into a lot more detail, Milton, in December. I will tell you that they are pretty evenly distributed, obviously targeting the higher growth businesses. We kind of look at it from that end of the stick. And if you look at where we're focusing the majority of our investments, it is in those businesses and markets that are growing double digits. So we look at it more from a growth opportunity than any particular emphasis in one product area or another. We'll get into a lot more detail in December.

Milton Hsu - Bear, Stearns & Company - Analyst

Okay. And then maybe a question for John with respect to the sales force expansion. Can you -- I don't know in any way you can, sort of quantify or just give some qualitative comments about how much the sales force expansion contributed to the third quarter growth year-over-year in maybe the vascular division and the surgery division.

John Weiland - C.R. Bard, Inc. - President, COO

Milton, we really don't give those numbers out, although we do believe it is having obviously a positive effect on both of those businesses. Moving into next year, those businesses will be the recipients of a portion of the 60 number that Tim mentioned in the United States. And they will also be the recipient of some of the additions in Europe where we will increase our sales force in Europe by approximately 25 people.

Timothy Ring - C.R. Bard, Inc. - Chairman, CEO

The only thing I'd add, Milton, it gets very difficult to -- like once you've made soup to pull the ingredients out and say this is how much was this. This is how much was that. When you look at all the new products that we've launched, it is difficult to say, well this percentage is due to the new products and this is due to the new territory. We know directionally they are both good. That's kind of how we look at it.

Milton Hsu - Bear, Stearns & Company - Analyst

Okay, and just one last question for Todd. In your gross margin, can you just break down, you know, how many basis points were due to volume and mix?

Todd Schermerhorn - C.R. Bard, Inc. - Senior Vice President and CFO

Sure, Milton. mix was around 50 to 60 basis points -- this is over Q3 of the prior year. Price is around a negative10 to 20. Foreign exchange is between 30 and 50, we estimate. And then cost is the remainder, low 200s.

Milton Hsu - Bear, Stearns & Company - Analyst

Great. Thanks a lot.

Todd Schermerhorn - C.R. Bard, Inc. - Senior Vice President and CFO

Okay.

John Calcagnini - CIBC World Markets - Analyst

Good afternoon, guys. You're getting closer. You only beat by 12% this time on the bottom line. But a good quarter. But I did want to ask you about the guidance, because it seems this is a consistent trend. And I wanted to talk to first Todd about your comment about 10 to 13 % constant currency growth. Is that off the 381.2 million in revenue reported for 4Q '04?

Todd Schermerhorn - C.R. Bard, Inc. Senior Vice President and CFO

That would be after the adjusted number for the BET -- what we call the -- endoscopic divestiture.

John Calcagnini - CIBC World Markets - Analyst

Okay. So what was endoscopic in the fourth quarter of '03?

Todd Schermerhorn - C.R. Bard, Inc. - Senior Vice President and CFO

$14.5 million.

John Calcagnini - CIBC World Markets - Analyst

Okay, and so we're, taking endoscopic out of both years.

Todd Schermerhorn - C.R. Bard, Inc. - Senior Vice President and CFO

That's correct.

John Calcagnini - CIBC World Markets - Analyst

And then what are you using for currency for the fourth quarter?

Todd Schermerhorn - C.R. Bard, Inc. - Senior Vice President and CFO

It's a probably a point or so, John, maybe just a little more than that.

John Calcagnini - CIBC World Markets - Analyst

Okay, so what can you give us as a hard number for sales for the fourth quarter, what you're expecting?

Todd Schermerhorn - C.R. Bard, Inc. - Senior Vice President and CFO

No.

John Calcagnini - CIBC World Markets - Analyst

Okay. It just seems that you're being a little bit conservative. Because I would assume sales are going to increase sequentially by quite a bit, perhaps 430 million or something like that.

Todd Schermerhorn - C.R. Bard, Inc. - Senior Vice President and CFO

John, I would say, it is not a really big pullback here. We're just saying the growth rates will fall marginally in the fourth quarter. In fact, I would say the change is so small, it's a little difficult to even tease out of our internal data.

John Calcagnini - CIBC World Markets - Analyst

I understand.

Todd Schermerhorn - C.R. Bard, Inc. - Senior Vice President and CFO

Go ahead.

John Calcagnini - CIBC World Markets - Analyst

What would you say the gross profit margin would be in the fourth quarter?

Todd Schermerhorn - C.R. Bard, Inc. - Senior Vice President and CFO

I don't know exactly what it will be, John. But I do think we still believe it is going up. As you know, this was a great quarter from a gross margin standpoint. And we've been predicting improvements sequentially each quarter and we continue to get it. And we still think there is room there. So you should expect that WE will, I don't know exactly BY how much, but you should expect that will go north in Q4.

John Calcagnini - CIBC World Markets - Analyst

I mean, is 61% reasonable? It is your biggest volume quarter of the year, right?

Todd Schermerhorn - C.R. Bard, Inc. - Senior Vice President and CFO

Again, John, I wouldn't put a number on it necessarily at this point. We just know that -- there's a lot of calculations in our gross margin, viewing it forward, it is a little tough to put a fine line on. We just know that directionally it is going to move positively.

John Calcagnini - CIBC World Markets - Analyst

Okay, thank you.

Matthew Dodds - Smith Barney - Analyst

This is a question for John. On the peripheral side, there's a pretty new market developing for cutting balloons, cryo. Also there's another product out there for arthrectomy. And it looks like that market is doing like $100 million run rate. You're still doing really well in PTA, and self-expanding stents. So I'm just wondering what you think the market is growing for peripheral procedures. If the market is accelerating or do you think over time somebody's cutting devices might eat into the balloon and stent market.

John Weiland - C.R. Bard, Inc. - President, COO

We believe that market is growing at about 11% today. We do believe that those cutting instruments, as you mentioned, could cause a slight decrease to that over time. Although we've seen some response from customers towards those devices, particularly arthrectomy devices, we've not seen a huge uptick in market moving towards them.

Matthew Dodds - Smith Barney - Analyst

One final question on soft tissue repair, if you include the Salute®, should we assume that that business is now about a 15% grower with Salute®, or do you think this will actually bring it back up a little bit?

John Weiland - C.R. Bard, Inc. - President, COO

No, I think as we've said consistently in terms of our hernia repair business, as we continue to grow the size of that business, that our growth rates could have a tendency to slide down. We think that the Onux acquisition is a good product to help us maintain our growth rate or at least prevent some of the slide from happening.

Todd Schermerhorn - C.R. Bard, Inc. Senior Vice President and CFO

There is only one quarter left in the year, Matt. So we'll give you a little more granularity obviously in December with our '05 guidance.

Matthew Dodds - Smith Barney - Analyst

All right. Thanks, Todd. Thanks, John.

Glenn Novarro - Banc of America Securities - Analyst

Okay. Two questions. One R & D. I know it moves around from quarter to quarter and there's some variability based on acquisitions. How should we think about R & D spend in the fourth quarter? That's question number one. And Todd, maybe can you help us out a little bit on where we are in this gross margin expansion story? Are we kind of in the seventh or eighth inning? Or maybe in the fifth inning? Are we going to see another 300 basis point improvement next year? Maybe if you could put a little color around that. That'd be helpful.

Todd Schermerhorn - C.R. Bard, Inc. - Senior Vice President and CFO

You know, we have said for quite a while, the plant consolidation we did a couple years back is mostly through. This improvement is coming from manufacturing leverage. And a little bit of mix in our gross profit, in terms of the products we're selling and the products that are growing the fastest. And we would view this, Glenn, as a continuous improvement story going forward. It is a little hard to quantify exactly from one period to the next what it is going to be. But we have learned a nice skill there in terms of leverage in our scale. And we view it as a positive, continuous, improvement story going forward.

Glenn Novarro - Banc of America Securities - Analyst

Is there a target you would be willing to throw out?

Todd Schermerhorn - C.R. Bard, Inc. - Senior Vice President and CFO

No, of course not. It is a gradual improvement process. I don't think there is any one number we're shooting for. We just want to get better and better every time we come back here. I think relative to R & D, our current plans have it increasing just a little bit in Q4.

Glenn Novarro - Banc of America Securities - Analyst

Okay, great. Thank you.

Mimi Pham - American Technologies - Analyst

Hi, can you talk about the PV mesh catheter, talk about how many cases you performed in Europe and then any preliminary comments on the ease of use or any data you've seen so far.

John Weiland - C.R. Bard, Inc. - President, COO

It is too early to tell at this point in time, Mimi. The two primary thought leaders in Europe have both utilized the product, but it's not been rolled out to any large scale thus far. It will take us a few more quarters to really get that under our belt to give you a viewpoint for how we see that developing.

Mimi Pham - American Technologies - Analyst

In terms of initiating the multicenter trial, does that still keep you on track for an '05 European launch?

John Weiland - C.R. Bard, Inc. - President, COO

We're still, in our minds, on track for an '05 European launch, and we're focused on '06 for the United States.

Mimi Pham - American Technologies - Analyst

Okay, then in terms of the '06, can you share details of the IDE, in terms of number of patients, trial design, follow-up period.

Timothy Ring - C.R. Bard, Inc. - Chairman, CEO

We're still in discussions with the FDA. And we have not finalized that yet.

Mimi Pham - American Technologies - Analyst

Okay. Thank you very much.

Robert Goldman - Buckingham Research Group - Analyst

Yeah, I've got three questions. Let me just throw them out and basically get an answer. First to put the 100 additional salespeople in perspective. If you could just remind us of the number of sales folks you have right now. Second question, Tim, characterizing the endotracheal tube clinical trial as progressing nicely, is amore positive comment than I've heard on that in the past. In the past we heard enrollment of patients was really quite difficult and slow. I'm Just curious what you meant by that. What's improved. And finally, and more strategically, Tim, in R & D, as would be the case with any company, your expenses include money spent on work by Bard employees as well as milestone payments and such, outside the company. Could you give us some sense of what that breakdown is and how you benchmark that against other med tech companies.

Timothy Ring - C.R. Bard, Inc. - Chairman, CEO

I'll let John answer the first two. And then I'll take the last one.

John Weiland - C.R. Bard, Inc. - President, COO

In terms of the sales force, to date we have approximately 550 reps in the United States and approximately 250 reps in Europe. They will be the primary beneficiaries of the 100 sales rep increase that Tim talked about earlier. We do have planned a moderate expansion in China of approximately eight reps today. We also are considering some additional expansions into the Canadian markets, although we're not finished with that analysis yet and that is not included in the 100 rep increase. Regarding the endotracheal tube trial, I think our comments are really focused on the fact that we continue to enroll. And that we receivedd a positive indication from the FDA on expanding the number of sites from 40 to 60. I think the positive nature of our comments is that we see an opportunity with this expansionto enroll patients at an even faster rate. And we're hopeful that the clinical outcome of this trial will be extremely positive.

Timothy Ring - C.R. Bard, Inc. - Chairman, CEO

Relative to the R & D strategic expense question, I would say -- I don't have the exact number. I would say 90% of our expense is internal. How that compares to other companies, in this space? I think the medical device field, as long as I've been in it, has always been almost a tinkering business between customers, physicians, or clinicians, big companies and small companies. And I see that continuing probably forever. So I don't think we're that different from any of the other companies that I'm familiar with. But we've never profiled it as such. We continue to work process extremely hard. We continue to do our twice a year R & D meetings, John, Todd and I participate in that, where we spend a full day with every division, technology center, going through their pipeline. You'll hear in December from John DeFord who joined us early this year as our vice president of science and technology. John's got 20+ years in the medical device field, is a Ph.D. biomedical engineer. And he will show how he's refined the process even more than we have, so we work that very, very hard here. And continue to -- it's an execution issue for us at this point.

Robert Goldman - Buckingham Research Group - Analyst

If I can just follow-up, Tim. And I think you started to answer this question. But Bard is is clearly moving from the world of 510Ks to the world of PMAs. I think all of the development projects you shared with us today are PMAs. What can you do to give us that sense of confidence that, basically in making that adjustment ,Bard isn't moving over its head, since it is new territory for the company.

Timothy Ring - C.R. Bard, Inc. - Chairman, CEO

Well, it is not that new. When we had a cardiology business, which several of us were involved in managing, we had a lot of PMA projects. In terms of the team that is present here, especially on the quality/regulatory side, a lot of those same people are still here. Some have even come back. I feel very confident. It is one of the things we review when we do these R&D sessions. Do you have enough resources? Do you have enough regulatory support? And I can tell you some of the people that we've hired in that function over the last couple of years, in the businesses where they are doing more PMAs, those people are extremely experienced. They've come from companies where they've done only PMAs. So I feel extremely confident in our ability -- I mean we're not going to bat an eye switching over to PMA projects.

Robert Goldman - Buckingham Research Group - Analyst

Okay. Thank you.

John Calcagnini - CIBC World Markets - Analyst

Okay, guys, I wonder if you can comment on the enteral feeding business. What will be the run rate of that business on, let's say in 4Q? What should we expect to see there? And why did you retain the endocinch business and what is that doing in revenue going forward as well?

John Weiland - C.R. Bard, Inc. - President, COO

Sure, let me talk about the enteral feeding business. We see that in the mid-single digit range today. And the reason that - -

John Calcagnini - CIBC World Markets - Analyst

Meaning that it's a $5 million business, or?

John Weiland - C.R. Bard, Inc. - President, COO

No, no, it's about a $25 million business that we kept in that area.

John Calcagnini - CIBC World Markets - Analyst

Okay, I meant quarterly, but okay, 25.

John Weiland - C.R. Bard, Inc. - President, COO

And we see the market growth rates at about the mid-single digit range. The reason that we kept that business is that we think that the technology and development cycle fits very nicely into the same technology space that we're in with our access systems business. You probably noted that our access systems business is one of our fastest growing. And that's because of their ability to really innovate from a new products standpoint. We think that putting those products, that have very applicable technologies, into Access will allow us to introduce more new products faster than we've been able to do historically. That's why we think it is a good opportunity. In terms of the EndoCinch™ product line, we don't expect to see any real movement in that product line until sometime in the year 2006 when reimbursement in that space gets straightened out somewhat. And as you probably know, those products aren't reimbursed to a very full degree today. We also think there are some additional technology spaces that we can take EndoCinch™ to - in the future from a new product development standpoint. And that is going to be part of our Davol division, our surgical business, which has also been a very innovative portion of Bard's overall R & D development pipeline.

John Calcagnini - CIBC World Markets - Analyst

So you're moving EndoCinch™ to Surgical, or?

John Weiland - C.R. Bard, Inc. - President, COO

To Surgical. That is correct.

John Calcagnini - CIBC World Markets - Analyst

Okay, and that business is what, about a half million a quarter or something?

John Weiland - C.R. Bard, Inc. - President, COO

That's about a million dollar business totally on a full year basis, it's not very much.

John Calcagnini - CIBC World Markets - Analyst

Okay. And are there other businesses that you might acquire in the enteral feeding area? How should we think about building out that business going forward? And if you can comment on the other applications for EndoCinch™, we'd love to hear that as well.

John Weiland - C.R. Bard, Inc. - President, COO

I think first of all, we are very comfortable that our team out in Access can take the feeding business to the next level from an internal development standpoint. If the opportunity presents itself for a rollup, I think we'd certainly look at it. Although we've not seen that historically in that space. What was the second piece, John?

John Calcagnini - CIBC World Markets - Analyst

I had a question on EndoCinch™. Can you comment on some of the other applications for that technology.

John Weiland - C.R. Bard, Inc. - President, COO

I would say that the area that we see some potential is in the whole gastric bypass area, but it is very early to tell yet.

John Calcagnini - CIBC World Markets - Analyst

Okay. Thank you.

John Weiland - C.R. Bard, Inc. - President, COO

You're welcome.

Tom Kouchoukos - Stifel Nicolaus - Analyst

Hi. Thanks for taking my question.You guys put up a pretty big number in surgical incontinence products. I was wondering if that's just a result of the market growing or you guys taking share as you guys have rolled out PelviLace ™and PelviSoft®?

John Weiland - C.R. Bard, Inc. - President, COO

Sure, Tom, it's all a result of new products. Over the last three years we've really filled out the product lines that we've had both in the sling market and the pelvic floor market, and you are seeing a direct impact of new product sales.

Tom Kouchoukos - Stifel Nicolaus - Analyst

Okay, and within that, is there an approach that's gaining more traction? Is there a transobturator approach or a top-down that you guys have noticed the most adoption with?

John Weiland - C.R. Bard, Inc. - President, COO

We certainly think that the transobturator approach is a very positive space. And we participate in that. We're seeing growth in that. Although we're seeing growth across the spectrum - in slings and in pelvic floor, both.

Tom Kouchoukos - Stifel Nicolaus - Analyst

And you mentioned pelvic floor. Will you guys be pursuing -- as some of your competitors will, the less invasive approaches, incorporating those incontinence tools into prolapse repair?

John Weiland - C.R. Bard, Inc. - President, COO

We certainly have a number of areas in our product pipeline and R & D focus that are squarely looking at the least invasive approach toward that surgery.

Todd Schermerhorn - C.R. Bard, Inc. - CFO, SVP

Tom, we're going to get into that in a lot more detail, I think, in this meeting in December.

Tom Kouchoukos - Stifel Nicolaus - Analyst

Okay. Great. And I wanted to follow-up. One, on your PICC product line. I think a couple calls ago you guys had indicated that the launch would be kind of a staged launch that would finish internationally by mid-2005. Is it fully launched in the U.S. market and are you guys on schedule internationally in that product?

John Weiland - C.R. Bard, Inc. - President, COO

We have launched it fully in the United States and the launch internationally will really happen on a market-by-market basis. We don't think the technology may be quite right for the economic scenarios in certain countries. But we're rolling that out on a country-by-country basis.

Tom Kouchoukos - Stifel Nicolaus - Analyst

Okay. Great, thank you.

Glenn Novarro - Banc of America Securities - Analyst

Just a couple of housekeeping questions. The other income line was higher than we were forecasting. Any color there? Any one-timers we should be aware of? Is a tax rate of 26.5 a good number for 4Q?

Todd Schermerhorn - C.R. Bard, Inc. - Senior Vice President and CFO

Yes. It is mainly interest income. And foreign exchange. Well, actually of the 50.7, 48.4 is the certain items Tim talked about. The remainder of that, you do the math, is 2.3, and that is interest income and FX.

Glenn Novarro - Banc of America Securities - Analyst

Okay. And then tax rate of 26.5 good for 4 Q?

Todd Schermerhorn - C.R. Bard, Inc. - Senior Vice President and CFO

Yeah. We think so.

Glenn Novarro - Banc of America Securities - Analyst

Thanks, guys.

Closing Comments

Timothy Ring - C.R. Bard, Inc. - Chairman, CEO

This was another terrific quarter for Bard. We continue to make great progress in the execution of our growth strategy and look forward to the impact it will have on long-term shareholder value.